April 28, 2003 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: Joy Phillips (205) 298-3220
VULCAN ANNOUNCES FIRST QUARTER RESULTS

Birmingham, Alabama -- April 28, 2003 -- Vulcan Materials Company (NYSE:VMC) today announced first quarter net sales of $550 million and first quarter earnings, excluding the cumulative effect of adopting accounting statement SFAS 143, of 1 cent per diluted share. Last year's first quarter earnings were 11 cents per diluted share, excluding the cumulative effect of adopting accounting statement SFAS 142. Including the cumulative effect of accounting changes, the Company recorded a loss of 17 cents per diluted share in the quarter as compared to a loss of 9 cents in the prior year.

During the first quarter of 2003, the Company adopted SFAS 143, which requires recording the estimated fair value of asset retirement obligations when incurred. The implementation of this accounting standard resulted in a one-time, non-cash impact to earnings of 18 cents per diluted share. The ongoing operating cost impact in the first quarter was less than 1 cent per share.

"We are pleased that our first quarter earnings came in on the higher end of our previous guidance. Aggregates pricing and volumes were better than we expected even though February weather was harsh in many key markets. This poor weather and higher diesel and liquid asphalt costs negatively impacted our Construction Materials operating costs for the quarter. We had significant improvement in our Chemicals segment results, particularly in light of the spike in natural gas and feedstock prices in the quarter. Our chloralkali plants ran better, and prices and volumes in some key chloralkali products improved," stated Vulcan's Chairman and CEO Don James.

All results are preliminary and unaudited.

Segment Results

For the quarter, Construction Materials earned approximately $19 million on sales of $392 million. Net sales were 2 percent lower than last year's record first quarter sales as aggregates pricing improved 2 percent on a 3 percent volume decline from the prior year. In the first quarter of 2002, the segment earned $44 million.

The change in segment earnings was due mainly to higher medical and pension costs, higher unit costs for diesel and liquid asphalt, and an asset impairment charge referable to the closure of a lime plant near Chicago, Illinois. The increase in other operating costs for the Company was due primarily to this asset impairment charge.

Aggregates shipments in March increased significantly over last year but not enough to offset the impact of severe weather on operations in February. Lower production volumes in many of our plants resulted in higher unit production costs when compared to the first quarter of the prior year.

Lower asphalt volumes and higher liquid asphalt costs in the California operations reduced segment earnings. The unfavorable volume variance was due in part to last year's unseasonably dry weather, particularly in Los Angeles, and a reduction in highway project activity in the current year.

Segment earnings in Chemicals improved approximately $10 million over the first quarter of the prior year to a loss of $5 million. Pricing and volume for chlorine were up significantly over the first quarter of last year. Volumes for certain other inorganic products increased modestly. Pricing for both chlorine and caustic soda continued to improve, resulting in favorable comparisons to the fourth quarter of last year.

The segment's chloralkali plants achieved higher operating rates versus the prior year. Natural gas prices were higher than last year's first quarter but the impact was mitigated by the Company's hedging program.

In March, the Company sold Performance Chemicals' municipal wastewater business. Gains from the sale of this business are reported as other income and included in Chemical's segment earnings.

Outlook

Mr. James stated, "Our overall outlook in Construction Materials has not changed. We continue to expect aggregates demand to be relatively flat and pricing to increase modestly. While residential construction is assumed to remain at current strong levels with no year-over-year change in aggregates demand, nonresidential construction is projected to remain at current low levels. Highway construction is expected to remain flat or slightly down compared to 2002. However, the approval in March of a $31.6 billion fiscal year 2003 federal highway funding level should allow the states to move forward with obligating money for projects. In light of these assumptions, we continue to expect Construction Materials earnings for the year to be in the range of $350 to $380 million.

"With respect to Chemicals, we believe that economic recovery in the industrial sector will result in improved product demand and higher pricing for caustic soda and chlorine. We are encouraged by the progress made in the first quarter to address plant efficiencies as well as manufacturing and overhead costs and will continue these efforts throughout the rest of the year. Furthermore, our outlook assumes somewhat higher energy and raw materials costs. As compared to the prior year's loss of $74 million, we continue to project a loss in the range of $20 to $40 million for the year.

"We will continue to pursue vigorous cost control and disciplined capital spending. As a result, operating cash flow should remain strong.

"Based on our current economic outlook, we maintain our previous guidance of $1.85 to $2.15 per diluted share. This guidance excludes the cumulative effect of the non-cash charge of 18 cents per diluted share recorded in the first quarter referable to the adoption of SFAS 143.

"In the second quarter, we expect Construction Materials earnings to be down slightly from the second quarter results in 2002. Chemicals' second quarter results should be significantly favorable to 2002. As a result, we expect to earn between $0.60 and $0.70 per share in the second quarter compared to $0.64 in the prior year.

"As mentioned in our fourth quarter press release, we will give quarterly and annual earnings guidance. In the future, we will issue press releases to revise earnings guidance if new information indicates earnings per share, on either a quarterly basis or an annual basis, are likely to be outside our last published guidance. We believe this will be a more efficient process than commenting on analysts' consensus estimates."

Conference Call

Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 10:00 a.m. CDT on April 29, 2003. Investors and other interested parties may access the teleconference live by calling (800) 299-0433 or via the Internet through Vulcan's home page at www.vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a major chemicals manufacturer, supplying chloralkali and other industrial and specialty chemicals.

Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the depressed demand for the Company's chemical products; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.
TABLE A
Vulcan Materials Company and Subsidiary Companies
Consolidated Statements of Earnings (Condensed and unaudited)	(Amounts in thousands, except per share data) Three Months Ended March 31 2003 2002
Net sales	$550,383	$534,502
Delivery revenues	49,987	52,579
Total revenues	600,370	587,081
Cost of goods sold	475,710	444,201
Delivery costs	49,987	52,579
Cost of revenues	525,697	496,780
Gross profit	74,673	90,301
Selling, administrative and general expenses	59,487	59,603
Other operating costs	5,778	1,121
Minority intest in (earnings) losses	144	(1,411)
Other income, net	4,764	588
Earnings before interest and income taxes	14,316	28,754
Interest income	1,000	980
Interest expense	13,506	13,104
Earnings before income taxes	1,810	16,630
Provision for income taxes	549	5,006
Earnings before cumulative effect of accounting changes	1,261	11,624
Cumulative effect of accounting changes	(18,811)	(20,537)
Net loss	$(17,550)	$(8,913)
Basic net earnings per share:
Earnings before cumulative effect of accounting changes	$0.01	$0.11
Cumulative effect of accounting changes	(0.18)	(0.20)
Net loss per share	$(0.17)	$(0.09)
Diluted net earnings per share:
Earnings before cumulative effect of accounting changes	$0.01	$0.11
Cumulative effect of accounting changes	(0.18)	(0.20)
Net loss per share	$(0.17)	$(0.09)
Weighted-average common shares outstanding:
Basic	101,779	101,614
Assuming dilution	102,371	102,639
Cash dividends per share of common stock	$0.245	$0.235
Depr., depletion, accretion and amortization deducted above	$67,718	$63,104
Effective tax rate	30.3%	30.1%
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE B
Vulcan Materials Company and Subsidiary Companies
Operating Results by Reportable Segment (Unaudited)	(Amounts in thousands) Three Months Ended March 31 2003 2002
Net Sales
Construction Materials	$392,037	$400,564
Chemicals	158,346	133,938
Total	$550,383	$534,502
Total Revenues
Construction Materials	$428,435	$439,257
Chemicals	171,935	147,824
Total	$600,370	$587,081
Earnings Before Interest and Income Taxes
Construction Materials	$19,149	$43,580
Chemicals	(4,833)	(14,826)
Segment* earnings	$14,316	$28,754

*After allocation of corporate expenses and income, other than interest, and after assignment of equity income to the segments with which it is related in terms of products and services. Allocations are based on average capital employed and net sales.

See accompanying Notes to Condensed Consolidated Financial Statements

TABLE C
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	March 31 2003	December 31 2002	March 31 2002
Assets
Cash and cash equivalents	$166,301	$170,728	$81,015
Accounts and notes receivable:
Accounts and notes receivable, gross	354,814	341,057	327,974
Less: Res. for doubtful accts.	(9,419)	(8,931)	(8,356)
Accounts and notes receivable, net	345,395	332,126	319,618
Inventories:
Finished products	197,661	189,378	191,087
Raw materials	11,543	10,191	12,479
Products in process	648	486	824
Operating supplies & other	40,319	39,531	38,941
Inventories	250,171	239,586	243,331
Deferred income taxes	37,505	37,698	48,511
Prepaid expenses	13,477	9,550	11,435
Total current assets	812,849	789,688	703,910
Investments and long-term receivables	19,593	15,964	14,726
Property, plant and equipment:
PP&E, cost	4,195,240	4,098,543	4,005,583
Less: Reserve for DD&A	(2,192,508)	(2,122,490)	(1,998,309)
Property, plant & equipment, net	2,002,732	1,976,053	2,007,274
Goodwill	575,838	575,791	558,024
Deferred charges and other assets	85,785	90,725	87,558
Total	$3,496,797	$3,448,221	$3,371,492
Liabilities and Shareholders' Equity
Current maturities of LTD	$41,382	$41,641	$8,390
Notes payable	35,272	37,298	42,752
Trade payables and accruals	138,746	122,053	157,788
Other current liabilities	102,816	96,717	111,645
Total current liabilities	318,216	297,709	320,575
Long-term debt	857,120	857,757	898,649
Deferred income taxes	342,411	345,181	320,793
Other noncurrent liabilities	229,963	157,930	154,055
Minority interest	92,514	92,658	96,554
Shareholders' equity	1,656,573	1,696,986	1,580,866
Total	$3,496,797	$3,448,221	$3,371,492
Current ratio	2.6	2.7	2.2
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE D
Vulcan Materials Company and Subsidiary Companies
Consolidated Statements of Cash Flows (Condensed and unaudited)	(Amounts in thousands) Three Months Ended March 31 2003 2002
Operating Activities
Net loss	$(17,550)	$(8,913)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	67,718	63,104
Cumulative effect of accounting changes	18,811	20,537
(Increase) decrease in assets before effects of business acquisitions	(34,070)	9,133
Increase in liabilities before effects of business acquisitions	36,293	2,812
Other, net	1,961	5,956
Net cash provided by operating activities	73,163	92,629
Investing Activities
Purchases of property, plant and equipment	(51,767)	(70,893)
Payment for businesses acquired, net of acquired cash	-	(1,207)
Proceeds from sale of property, plant and equipment	4,771	1,385
Net cash used for investing activities	(46,996)	(70,715)
Financing Activities
Net payments - commercial paper and bank lines of credit	(2,025)	(1,127)
Payment of short-term debt	(736)	(9,338)
Payment of long-term debt	-	(7,000)
Dividends paid	(24,878)	(23,829)
Other, net	(2,955)	(407)
Net cash used for financing activities	(30,594)	(41,701)
Net decrease in cash and cash equivalents	(4,427)	(19,787)
Cash and cash equivalents at beginning of period	170,728	100,802
Cash and cash equivalents at end of period	$166,301	$ 81,015
See accompanying Notes to Condensed Consolidated Financial Statements

TABLE E
Notes to Condensed Consolidated Financial Statements 1. Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the three months ended March 31 is summarized below (amounts in thousands):
Supplemental Disclosure Of Cash Flow Information	2003	2002
Cash paid (refunded) during the period for:
Interest, net of amount capitalized	$ 7,338	$ 7,233
Income taxes	(4,536)	4,947